UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Soliciting Material Under Rule 14a-12

SENSIENT TECHNOLOGIES CORPORATION
(Name of Registrant as Specified in Its Charter)

FRONTFOUR CAPITAL GROUP LLC
FRONTFOUR MASTER FUND, LTD.
EVENT DRIVEN PORTFOLIO, A SERIES OF UNDERLYING FUNDS TRUST
FRONTFOUR CAPITAL CORP.
FRONTFOUR OPPORTUNITY FUND LTD.
STEPHEN LOUKAS
DAVID A. LORBER
ZACHARY GEORGE
JAMES R. HENDERSON
JAMES E. HYMAN
WILLIAM E. REDMOND, JR.

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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FrontFour Capital Group LLC together with the other Participants named herein (collectively, “FrontFour”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2014 annual meeting of shareholders (the “Annual Meeting”) of Sensient Technologies Corporation.  FrontFour has filed a definitive proxy statement and an accompanying GREEN proxy card with the SEC with regard to the Annual Meeting.

Item 1:  On April 11, 2014, FrontFour issued the following press release:

FRONTFOUR COMMENTS ON ISS RECOMMENDATION TO WITHHOLD VOTES ON ENTIRE SENSIENT BOARD

Encourages All Sensient Shareholders to Vote on the GREEN Proxy Card

GREENWICH, Conn., April 11, 2014 /PRNewswire/ -- FrontFour Capital Group LLC, together with its affiliates (“FrontFour”), today commented on a report issued by Institutional Shareholder Services, Inc. (“ISS”), a leading proxy advisory firm, recommending that shareholders of Sensient Technologies Corporation (the “Company” or “Sensient”), WITHHOLD votes from the entire board of directors (the “Board”) of Sensient.

In issuing its recommendation, ISS noted, “A litany of governance concerns and related party activities over the lengthy tenures of the incumbent directors… raise serious concerns about the board's oversight and the effectiveness of corporate governance at this company.”  Specifically, ISS highlighted the following key concerns:

à	The lack of a robust external search process for a new CEO before Sensient appointed the son of the outgoing CEO as his father’s successor;

à
The Board’s approval in December 2013 of a $3.3 million equity grant, half of which vested immediately upon grant, to the outgoing CEO, despite receiving over 20 million votes AGAINST the Company’s proposal to approve the compensation of the Company’s named executive officers at the 2013 annual meeting of shareholders;

à	Bylaw amendments which permitted the CEO's son, then serving as COO, a seat on the Board and on the finance committee; and

à
Related party appointments and contractual payments to other family members of the CEO, including the appointment of the outgoing CEO’s other son as Assistant General Counsel, despite no visible corporate legal experience, and payment of a consulting award of $1 million to the former CEO’s third son.

In conclusion, ISS noted, “as these overarching governance concerns during the same period, in aggregate, raise serious questions about the efficacy of the board's oversight – and particularly the board's willingness to act in the best interest of shareholders rather than management – it is difficult to support the incumbent directors based on their actions to date. Accordingly, WITHHOLD votes for all incumbent directors on management's WHITE CARD are warranted.”

ISS also stated, “Shareholders who prefer to send a stronger message than simply withholding on the management card may wish, however, to register their concern about the board's poor governance practices and need for stronger independence from management by voting for dissident nominee Hyman on the dissident card.”  ISS noted further that, “dissident nominee James E. Hyman, currently CEO of TestAmerica Laboratories, Inc., the nation’s largest advanced testing laboratory network, has served on 2 public company boards and is likely to bring a usefully broader perspective on the value of good governance practices and board independence from management.”

FrontFour strongly agrees with ISS’s assessment that there are serious questions about the Board’s oversight and effectiveness of corporate governance at the Company and believes shareholders must send a stronger message by voting FOR each of FrontFour’s four, highly qualified nominees on FrontFour’s GREEN proxy card.

FrontFour notes that each of its nominees – James R. Henderson, James E. Hyman, Stephen E. Loukas and William E. Redmond, Jr. -  have significant public company experience, focused on holding management accountable for performance and improved corporate governance.

It Is Time to Bring Accountability, Relevant Experience, and Meaningful Change to the Sensient Board

VOTE THE GREEN PROXY CARD TODAY TO ELECT FRONTFOUR’S HIGHLY QUALIFIED DIRECTOR NOMINEES.

Shareholders who have any questions, or require assistance with their vote, should contact FrontFour’s proxy solicitor, Okapi Partners LLC, at (212) 297-0720 or (877) 566-1922, or by email at info@okapipartners.com.

Contacts:

Stephen Loukas
FrontFour Capital Group LLC
35 Mason Street, 4th Floor
Greenwich, CT 06830
203-274-9050

Bruce H. Goldfarb/Charles W. Garske/Lisa Patel
Okapi Partners LLC
(212) 297-0720
info@okapipartners.com